PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 11, 1997)

                               OMNICOM GROUP INC.
                        $218,500,000 Principal Amount of
               4 1/4% Convertible Subordinated Debentures due 2007
                     (Interest Payable January 3 and July 3)
                        3,468,254 Shares of Common Stock

                              ---------------------

      This document  supplements the Prospectus dated March 11, 1997 relating to
(i) $218,500,000 aggregate principal amount of 4 1/4% Convertible Subordinated Debentures due 2007 (the "Debentures") of Omnicom Group Inc., a New York corporation ("Omnicom" or the "Company"), and (ii) 3,468,254 shares of Common Stock, par value $0.50 per share (the "Common Stock") of the Company which are initially issuable upon conversion of the Debentures plus additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Shares"). The Debentures were initially acquired from the Company by Morgan Stanley & Co. Incorporated in January 1997 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On August 13, 1997 the closing price of the Common Stock as reported on the New York Stock Exchange was $69.00 per share. The Common Stock is traded under the symbol "OMC".

      In accordance with the Section of the Prospectus entitled "Selling Securityholders" (which appears on pages 19 and 20 of the Prospectus), the following information is provided with respect to the beneficial owners of the
Debentures:

                                                                            Principal Amount         Principal Amount
                                                                             of Debentures         of Debentures to be
    Name of Selling Securityholder(s):                                     Beneficially Owned        Offered for Sale
    ---------------------------------                                     --------------------     -------------------
Associated Electric & Gas Insurance                                           $   625,000              $   625,000
Blue Cross of the Rochester Area, Inc.                                          1,585,000                1,585,000
Blue Shield of the Rochester Area, Inc.                                           360,000                  360,000
Champion International Corp. Master Retirement Trust                            1,050,000                1,050,000
Czenesee County Employee's Retirement System                                      125,000                  125,000
Delta Airlines Master Trust                                                     2,550,000                2,550,000
Finger Lakes Long Term Care Insurance Co.                                         225,000                  225,000
General Electric Mortgage Insurance and Affiliates                              3,225,000                3,225,000
Goldman Sachs & Company                                                         1,150,000                1,150,000
Highbridge Capital Corporation                                                 10,000,000               10,000,000
Kittering Medical Center Funded Depreciation Account                              110,000                  110,000
Lazard Freres & Co., LLC                                                          500,000                  500,000
Med America Insurance Company                                                     510,000                  510,000
Physician's Reciprocal Insurers Account #7                                        750,000                  750,000
Port Authority of Allegheny County Retirement and                               2,250,000                2,250,000
Disability Allowance Plan for Employee's Represented
by Local 85 of the Amalgamated Transit Union
RJR Nabisco, Inc. Defined Benefit Master Trust                                  1,745,000                1,745,000
The Dow Chemical Company Employees Retirement Plan                              2,580,000                2,580,000
The Fondren Foundation                                                            105,000                  105,000
Tufts Associated Health Maintenance Organization                                  485,000                  485,000
Unifi, Inc. Profit Sharing Plan and Trust                                         220,000                  220,000
University of Massachusetts Medical Center                                        535,000                  535,000
Van Kampen American Capital Convertible Securities Fund                           915,000                  915,000
Van Kampen American Capital Harbor Fund                                         6,235,000                6,235,000

     The Debentures being offered by the Selling Securityholders hereby represent all of the Debentures beneficially owned by the Selling Securityholders as of August 13, 1997. Except for purchase of the Debentures, none of the Selling Securityholders has had a material relationship with the Company or any of its affiliates within the past three years.

                             -----------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------

           The date of this Prospectus Supplement is August 14, 1997.